Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-63342, 333-103266, 333-131601, 333-131602, 333-132844, 333-132845, 333-138654, 333-146080, 333-157575, 333-158960, 333-162262, 333-190793, 333-206214, 333-206832, and 333-208266 on Form S-8 and No. 333-131593 and 333-212372 on Form S-3 of Fidelity National Information Services, Inc., of our report dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule of Worldpay, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle for the accounting for revenue from contracts with customers), appearing in this Current Report on Form 8-K of Fidelity National Information Services, Inc.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

May 13, 2019